Exhibit 10.2

FIFTH AMENDMENT TO LOAN AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”), is made as of May 30, 2003 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender”), and BRE PROPERTIES, INC., a Maryland corporation (“Borrower”), as ultimate successor-in-interest by merger to Real Estate Investment Trust of California, a California real estate investment trust (“Original Borrower”).

RECITALS:

A. Lender has made a loan (the “Loan”) to Original Borrower in the original principal amount of $18,000,000, which loan is governed by that certain Loan Agreement dated as of January 31, 1994, as amended from time to time (the “Loan Agreement”) and evidenced by that certain Promissory Note dated as of July 7, 1995 executed by Original Borrower in favor of Lender (the “Note”).

B. Pursuant to a series of mergers, Original Borrower merged into Real Estate Investment Trust of Maryland, a Maryland real estate investment trust, which in turn merged into BRE Properties Inc., a Delaware corporation, which in turn merged into Borrower (which was then and formerly known as BRE Maryland, Inc., a Maryland corporation).

C. Pursuant to the terms of that certain Assumption Agreement dated as of April 30, 1996 by and between Borrower and Lender, Borrower absolutely and irrevocably assumed the Loan, the Loan Agreement, the Note and other Loan Documents and obligations of Original Borrower thereunder.

D. Borrower and Lender have agreed to modify and amend certain financial covenants in the Loan Agreement as provided herein to substantially conform such covenants to those contained in that certain Third Amended and Restated Unsecured Line of Credit Loan Agreement dated as of April 4, 2003 by and among Borrower, Banc of America Securities LLC, Bank of America, N.A., and certain other parties thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

AGREEMENT:

1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings given thereto in the Loan Agreement.

2. Amendments to Loan Agreement. Borrower and Lender agree that the Loan Agreement shall be amended as provided in this Paragraph 2.

2.1 Section 1.1 of the Loan Agreement shall be amended by replacing in its entirety the definition of “Bank of America Line of Credit” with the following definition therefor:

““Bank of America Line of Credit” means that certain unsecured line of credit in the maximum amount of $350,000,000 provided to the Borrower pursuant to, and as evidenced by, that certain Third Amended and Restated Unsecured Line of Credit Loan Agreement dated as of April 4, 2003 by and among Borrower, Banc of America Securities LLC, Bank of America, N.A. and certain other parties thereto.”

2.2 Section 6.6 of the Loan Agreement shall be amended and restated in its entirety, to provide as follows:

“6.6 Investments.

The Borrower shall not, and shall not permit any Subsidiary to, permit the aggregate Investments of the Borrower and its Subsidiaries in any Person that is not a Wholly-Owned Subsidiary to exceed, in the aggregate, 25% of Total Asset Value as calculated as of the end of the most recent fiscal quarter, excluding, for the purposes of the above calculation, the Borrower’s interest in BRE Property Investors.

Solely for the purposes of this Section 6.6, the terms “Wholly-Owned Subsidiary,” “Total Asset Value” and “BRE Property Investors” shall have the meanings set forth in Section 6.9 hereof.”

2.3 Section 6.8 of the Loan Agreement shall be amended and restated in its entirety to provide as follows:

“6.8 Other Debt.

The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly create, assume or otherwise become liable with respect to any Indebtedness (other than Indebtedness owing to the Borrower), except if, both before and after giving effect thereto, (a) no Potential Event of Default or Event of Default exists; and (b) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 6.9 hereof.

Solely for the purposes of this Section 6.8, the term “Indebtedness” shall have the meaning set forth in Section 6.9 hereof.”

2.4 Section 6.9 of the Loan Agreement shall be amended and restated in its entirety to provide as follows:

“6.9 Financial Covenants.

Each of the following financial requirements shall be calculated as of the last day of each fiscal quarter, but shall be satisfied at all times, provided, however, that for the purposes of calculating the financial covenants under this Section 6.9, the financial results of DRA Venture, and the Borrower’s Investment in DRA Venture, will be excluded:

A. Minimum Consolidated Tangible Net Worth. The Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $754,441,200; plus (ii) 85% of Net Offering Proceeds received after the April 4, 2003.

B. Maximum Leverage. The Borrower shall not permit the ratio of Consolidated Total Liabilities to Total Asset Value as of the end of any fiscal quarter of Borrower to exceed 0.55:1.

C. Maximum Secured Indebtedness. The Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) Total Asset Value as of the end of any fiscal quarter of Borrower to exceed 0.30:1.

D. Maximum Unsecured Leverage. The Borrower shall not permit the ratio of (i) Unencumbered Real Property Value to (ii) total outstandings under Unsecured Indebtedness as of the end of any fiscal quarter of Borrower to be less than 1.75:1.

E. Minimum Unencumbered Interest Coverage. The Borrower shall not permit the ratio of (i) Unencumbered Real Property Adjusted NOI to (ii) Consolidated Interest Expense on Unsecured Indebtedness as of the end of any fiscal quarter of Borrower to be less than 1.75:1.

F. Minimum Fixed Charge Coverage. The Borrower shall not permit the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges as of the end of any fiscal quarter of Borrower to be less than 1.75:1.

G. Development. The Borrower shall not permit the sum of (i) the total acquisition cost incurred to date, plus the total cost required to complete, all Real Property under Development by Borrower and its Subsidiaries, plus (ii) the Borrower’s pro rata share of the total cost incurred to date, plus the total cost required to complete, all Real Property under Development by any Borrower Entity, plus (iii) the Borrower’s pro rata share of the total cost incurred to date of all unimproved (and not under Development) real property owned by Borrower and its Subsidiaries, to exceed 15% of Total Asset Value.

Solely for the purposes of this Section 6.9 and Schedule 1, and for the limited referenced purposes set forth in Sections 6.6, 6.8, and 6.12 hereo the following terms shall have the meaning set forth below:

“Adjusted NOI” means, for any fiscal quarter with respect to any Real Property, the gross rental income of such Real Property for such fiscal quarter (determined in accordance with GAAP), adjusted by deducting (a) the aggregate amount of all reasonable and customary property expenses, including operating costs, maintenance and repair costs, leasing and administrative costs, management fees, real estate taxes and insurance premiums attributable to such Real Property for such fiscal quarter, and (b) in respect of capital expenditures for such fiscal quarter, $62.50 per apartment unit including, without double counting, any amounts for capital reserves included in operating expense when calculating net income. Adjusted NOI will be adjusted for any non-recurring items and the acquisitions and dispositions of Real Property during any fiscal quarter.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Applicable Capitalization Rate” means, for any Real Property, 8.65%, or such rate(s) as the Lender, taking into consideration such factors as the location or type of such Real Property, may establish on a prospective basis from time to time (but no more often than once in any calendar year) as the applicable capitalization rate for such Real Property.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Borrower Entity” means a Person (a) in which the Borrower, directly or indirectly, has made an Investment, but which is not a Subsidiary, and (b) in which Person the Borrower, directly or indirectly, has a capital investment of no less than 10% of the aggregate capital investment of such Person.

“BRE Property Investors” means BRE Property Investors, LLC, a Delaware limited liability company.

“Completed” means, with respect to any item of Real Property, that the construction of all apartment units (or discreet phase(s) thereof, if applicable) has been completed, certificates of occupancy shall have been issued with respect to such apartment units, and such apartment units shall be available for immediate lease and occupancy in the normal course of business.

“Completed and Stabilized Real Property” means each item of Real Property for which either of the following is true: (a) such Real Property has been Completed for a minimum of twelve months, or (b) such Real Property has been Completed and at least 90% of the apartment units within such Real Property are occupied by tenants, under written leases, who have commenced paying rent.

“Consolidated” means, with respect to any Person, that such Person’s financial results are consolidated (or required to be consolidated) under GAAP with the financial results of Borrower.

“Consolidated Adjusted EBITDA” means, for any fiscal quarter and without double counting any item, Consolidated Net Income for such fiscal quarter plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense (as it appears on the Borrower’s consolidated income statement in accordance with GAAP) for such fiscal quarter, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and the Subsidiaries for such fiscal quarter, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (iv) losses from extraordinary items or assets sales which were deducted in determining such Consolidated Net Income; and minus (b) the sum of (i) all non-cash items increasing Consolidated Net Income for such fiscal quarter, (ii) a capital reserve equal to $62.50 per apartment unit in the case of any Real Property asset owned by the Borrower or the Subsidiaries (without duplication to the extent that capital expenditures have already been included in operating expenses in calculating Consolidated Net Income), (iii) gains from extraordinary items or assets sales which are included in determining Consolidated Net Income, and (iv) the portion of such Consolidated Net Income attributable to the minority interests in any Subsidiary during such fiscal quarter. Consolidated Adjusted EBITDA will include income and expenses relating to continuing and discontinued operations and will be adjusted for any non-recurring items and the acquisitions and dispositions of property during any fiscal quarter.

“Consolidated Fixed Charges” means, for any fiscal quarter the sum of (i) Consolidated Interest Expense for such fiscal quarter, plus (ii) scheduled or otherwise required principal amortization for such fiscal quarter on all Indebtedness of Borrower and the Subsidiaries, but excluding any balloon payment due at maturity, plus (iii) all dividends accrued during such fiscal quarter in respect of any and all outstanding preferred shares of Borrower and the Subsidiaries, whether or not declared or paid.

“Consolidated Interest Expense” means, for any fiscal quarter, for the Borrower and the Subsidiaries, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and the Subsidiaries in connection with borrowed money (including accrued or capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and the Subsidiaries with respect to such fiscal quarter under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any fiscal quarter, for the Borrower and the Subsidiaries, the net income of the Borrower and the Subsidiaries for that fiscal quarter.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and the Subsidiaries, (a) the Shareholders’ Equity of the Borrower and the Subsidiaries on that date, exclusive of minority interests, minus (b) the Intangible Assets of the Borrower and the Subsidiaries on that date.

“Consolidated Total Liabilities” means as of any date, and without double counting any item, the sum of (a) the Total Liabilities of the Borrower and the Subsidiaries as of such date, plus (b) the Recourse Indebtedness of any Borrower Entity that is Guaranteed by the Borrower or that is otherwise recourse to the Borrower, plus (c) to the extent not included in (b), the Borrower’s pro rata share of the Indebtedness of any Borrower Entity.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Development” means, with respect to any multifamily apartment project under construction, that the real property has been acquired by the owner thereof, and that construction contracts have been entered into and all necessary building permits have been obtained, until the construction of all units (or discreet phase(s) thereof, if applicable) of such apartment project shall have been Completed.

“Dollar” and “$” mean lawful money of the United States.

“DRA Venture” means Borrower’s 15% ownership interest in G&I III Residential One, LLC, an Affiliate of DRA Advisors, Inc., an Affiliate of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

a. all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

b. all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

c. net obligations of such Person under any Swap Contract;

d. all obligations of such Person to pay the deferred purchase price of property or services;

e. indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

f. capital leases and Synthetic Lease Obligations; and

g. all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Investment” means any direct or indirect acquisition or investment by the Borrower or BRE Property Investors in any Person, whether by means of (a) the purchase or other acquisition of capital stock, partnership interests or other securities of or equity interests in such Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such Person, including any partnership or joint venture interest in such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of such Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Net Offering Proceeds” means all cash proceeds received by Borrower as a result of the sale of common, preferred or other classes of stock in Borrower (if and only to the extent reflected in stockholders’ equity on the consolidated balance sheet of Borrower prepared in accordance with GAAP), minus (a) attorneys’ fees and disbursements, (b) accountants’ fees, (c) underwriters’ or placement agents’ fees, discounts or commissions, (d) brokerage, consultants’ and other fees, and (e) printing, registration and related expenses, in each case, actually incurred in connection with such sale.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness of that Person with respect to which recourse to such Person for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness. Notwithstanding the foregoing, Indebtedness of any Person shall not fail to constitute Non-Recourse Indebtedness by reason of the inclusion in any document evidencing, governing, securing or otherwise relating to such Indebtedness to the effect that such Person shall be liable, beyond the assets securing such Indebtedness, for (a) misapplied moneys, including insurance and condemnation proceeds and security deposits, (b) liabilities (including environmental liabilities) of the holders of such Indebtedness and their affiliates to third parties, (c) breaches of customary representations and warranties given to the holders of such Indebtedness, (d) commission of waste with respect to any part of the collateral securing such Indebtedness, (e) recovery of rents, profits or other income attributable to the collateral securing such Indebtedness collected following a default, (f) fraud, gross negligence or willful misconduct, and (g) breach of any covenants regarding compliance with ERISA.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and the Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws), (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness, (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries;, or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Real Property” shall mean multi-family residential properties held for rental.

“Recourse Indebtedness” means any Indebtedness of a Person that is not contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

“Secured Indebtedness” means, without duplication, all recourse and Non-Recourse Indebtedness of Borrower or any Subsidiary that is secured by a Lien on any property.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity, determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower or of BRE Property Investors and in any event shall include the Consolidated Partnership.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total Asset Value” means, with respect to the Borrower and the Subsidiaries on a consolidated basis, and without double counting any item, the sum of:

a. the value of any Completed and Stabilized Real Property owned by the Borrower and the Subsidiaries for one or more fiscal quarters, determined by calculating the annualized Adjusted NOI for such property for the most recent fiscal quarter, capitalized at the Applicable Capitalization Rate; plus

b. with respect to any Real Property that has been owned by the Borrower or a Subsidiary for less than one fiscal quarter or that is Completed, but does not qualify as Completed and Stabilized Real Property, the value of such property calculated as the acquisition cost of such property in accordance with GAAP; plus

c. the value of any other real property owned by the Borrower or a Subsidiary and that is under Development, calculated at the lower of the acquisition cost or fair market value of such property; plus

d. the book value (net of any applicable reserves) of all other tangible assets of the Borrower and the Subsidiaries as shown on its most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP; plus

e. the Borrower’s pro rata share of all items referred to in the foregoing clauses (a)-(c) owned by any Borrower Entity that is not Consolidated with Borrower.

“Total Liabilities” of a Person means the sum of (a) all Recourse Indebtedness and Non-Recourse Indebtedness of such Person, whether or not such Indebtedness should be included as a liability on the balance sheet of such Person in accordance with GAAP, and (b) all other liabilities of every nature and kind of such Person that should be included as liabilities on the balance sheet of such Person in accordance with GAAP, and (c) all Off-Balance Sheet Liabilities of such Person.

“Unencumbered Real Property” means any Real Property as to which neither such Real Property, nor any interest in the Person owning such Real Property, is (a) subject to any Lien (other than (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person), or (b) subject to any agreement (other than this Agreement, and including any provision of the organizational documents of such Person) that prohibits or limits the creation of any Lien thereon as security for Indebtedness of the owner of such Real Property.

“Unencumbered Real Property Adjusted NOI” means for all Unencumbered Real Property owned by the Borrower or any Subsidiary, the annualized Adjusted NOI for the most recent fiscal quarter.

“Unencumbered Real Property Value” means the value of any Unencumbered Real Property owned by the Borrower or any Subsidiary, determined by calculating the annualized Unencumbered Real Property Adjusted NOI for such Unencumbered Real Property, capitalized at the Applicable Capitalization Rate.

“United States” and “U.S.” mean the United States of America.

“Unsecured Indebtedness” means, without duplication, all Indebtedness of Borrower and the Subsidiaries that is not Secured Indebtedness.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower or BRE Property Investors 100% of the stock, partnership interests, membership interests or other equity or other beneficial interests (in the case of Persons other than corporations) of which is owned directly or indirectly by the Borrower and/or BRE Property Investors.”

2.5 Section 6.10 of the Loan Agreement shall be amended and restated in its entirety to provide as follows:

“6.10 Interest Rate Swap Agreements.

Borrower and the Consolidated Partnership will not enter into any interest rate swap, collar, hedge or other similar agreements with respect to the Loan.”

2.6 Section 6.12 of the Loan Agreement shall be amended and restated in its entirety to provide as follows:

“6.12 No Collateral for Lines of Credit.

Neither the Sanwa Line of Credit, the Bank of America Line of Credit nor any other revolving line of credit, or other general Indebtedness shall be at any time secured in whole or in part by the Facilities or any assets of Borrower except if, both before and after giving affect thereto, the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 6.9 hereof.”

Solely for the purposes of this Section 6.12, the term “Indebtedness” shall have the meaning set forth in Section 6.9 hereof.”

2.7 Schedule 1 to Exhibit A to the Loan Agreement shall be amended and restated in its entirety, to provide as follows:

“For the                     ended             , 20

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 6.9(A)—Consolidated Tangible Net Worth.

	A.	Actual Consolidated Tangible Net Worth at Statement Date:

		1. Shareholders’ Equity:	$

		2. Less Intangible Assets:	$

		3. Consolidated Tangible Net Worth (Line II.A1 minus Line II.A.2):	$

	B.	85% of Net Offering Proceeds after April 4, 2003:	$

	C.	Minimum required Consolidated Tangible Net Worth (Line II.B plus $ ):	$

	D.	Excess (deficient) for covenant compliance (Line II.A.3 minus Line II.C.):	$

II.	Section 6.9(B)—Maximum Leverage Ratio.

	A.	Actual Consolidated Total Liabilities at Statement Date:

1. all Recourse and Non-Recourse Indebtedness at Statement Date (whether or not a liability on the balance sheet):

		2. all other liabilities on the balance sheet at Statement Date:	$

		3. all Off-Balance Sheet Liabilities at Statement Date:	$

		4. all Recourse Indebtedness of any Borrower Entity Guaranteed by Borrower or recourse to Borrower at Statement Date:	$

		5. to the extent not included in Line III.A.4, Borrower’s pro rata share of the Indebtedness of any Borrower Entity:	$

		6. Consolidated Total Liabilities (Line III.A1, plus Line III.A.2, plus Line III.A.3, plus Line III.A.4, plus Line III.A.5):	$

	B.	Total Asset Value at Statement Date:

1.      the annualized Adjusted NOI for the most recent fiscal quarter, capitalized at the Applicable Capitalization Rate, for each Completed and Stabilized Real Property owned for one or more fiscal quarters:

$

		2. the acquisition cost (in accordance with GAAP) of any Real Property owned for less than one fiscal quarter or that is Completed, but does not qualify as Completed and Stabilized Real Property:	$

		3. the lower of the acquisition cost or fair market value of any other Real Property under Development:	$

		4. the book value (net of any applicable reserves) of all other tangible assets as shown on its most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP:	$

		5. the Borrower’s pro rata share of all items referred to in Line III.B.1, Line III.B.2, Line III.B.3 and Line III.B.4 owned by any Borrower Entity that is not Consolidated with Borrower:	$

		6. Total Asset Value (Line III.B.1, plus Line III.B.2, plus Line III.B.3, plus Line III.B.4, plus Line III.B.5):	$

	C.	Leverage Ratio at Statement Date (Line III.A.6 to Line II.B.6):	:1

	D.:	Maximum Permitted:	0.55:1

III.	Section 6.9(C)—Maximum Secured Indebtedness.

	A.	Actual Secured Indebtedness at Statement Date:	$

	B.	Total Asset Value at Statement Date (Line III.B.6 above):	$

	C.	Ratio of Secured Indebtedness to Total Asset Value at Statement Date (Line IV.A to Line IV.B.):	:1

	D.	Maximum Permitted:	0.30:1

IV.	Section 6.9(D)—Maximum Unsecured Leverage.

	A.	Actual Unencumbered Real Property Value for all Unencumbered Real Property owned by Borrower or any Subsidiary at Statement Date (annualized Unencumbered Real Property Adjusted NOI, capitalized at the Applicable Capitalization Rate):	$

	B.	Actual Unsecured Indebtedness at Statement Date:	$

	C.	Ratio of Unencumbered Real Property Value to Unsecured Indebtedness at Statement Date (Line V.A. to Line V.B.):	:1

	D.:	Minimum Permitted:	1.75:1.

V.	Section 6.9(E)—Minimum Unencumbered Interest Coverage.

	A.	Actual Unencumbered Real Property Adjusted NOI for all Unencumbered Real Property owned by Borrower or any Subsidiary for fiscal quarter ending on Statement Date:	$

	B.	Consolidated Interest Expense on Unsecured Indebtedness for fiscal quarter ending on Statement Date:	$

	C.	Ratio of Actual Unencumbered Real Property Adjusted NOI to Consolidated Interest Expense on Unsecured Indebtedness for fiscal quarter ending on Statement Date (Line VI.A to Line VI.B.):	:1

	D.:	Minimum Permitted:	1.75:1.

VI.	Section 6.9(F)—Minimum Fixed Charge Coverage.

	A.	Actual Consolidated Adjusted EBITDA for fiscal quarter ending on Statement Date:

		1. Consolidated Net Income for Subject Period:	$

		2. interest expense for Subject Period:	$

		3. provision for income taxes for Subject Period:	$

		4. depreciation expenses for Subject Period:	$

		5. amortization expenses for intangibles for Subject Period:	$

		6. losses from extraordinary items or asset sales for Subject Period:	$

		7. all non-cash items increasing Consolidated Net Income for Subject Period:	$

8.      number of apartment units for Subject Period                      multiplied by $62.50 (without duplication to the extent that capital expenditures have already been included in operating expenses in calculating Consolidated Net Income):

$

		9. gains from extraordinary items and asset sales for Subject Period:	$

		10. the portion of Consolidated Net Income attributable to minority interests:	$

11.    Consolidated Adjusted EBITDA (Line VII.A.1, plus Line VII.A.2, plus Line VII.A. 3, plus Line VII.A.4, plus Line VII.A.5, plus Line VII.A.6, minus Line VII.A.7, minus Line VII.A.8, minus Line VII.A.9, minus Line VII.A.10):

$

	B.	Consolidated Fixed Charges for fiscal quarter ending on Statement Date:

		1. Consolidated Interest Expense for Subject Period:	$

		2. scheduled or required principal amortization for Subject Period (excluding any balloon payment due at maturity):	$

		3. all dividends accrued for the Subject Period (whether or not declared or paid):	$

		4. Consolidated Fixed Charges (Line VII.B.1, plus Line VII.B.2, plus Line VII.B.3):	$

	C.	Ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges for fiscal quarter ending on Statement Date (Line VII.A.11 to Line VII.B.4):	:1

	D.:	Minimum Permitted:	1.75:1.

VII.	Section 6.9(G)—Development.

	A.	Acquisition Cost of Real Property Under Development.

		1. total acquisition cost of all Real Property under Development for the period beginning on April 4, 2003 and ending on the Statement Date:	$

		2. total cost required to complete all Real Property under Development as of the Statement Date:	$

3.      Borrower’s pro rata share of the total acquisition cost of all Real Property under Development by any Borrower Entity for the period beginning on the Amendment Closing Date and ending on the Statement Date:

$

		4. Borrower’s pro rata share of the total cost to complete all Real Property under Development by any Borrower Entity as of the Statement Date:	$

		5. Borrower’s pro rata share of the total cost incurred to date of all unimproved (and not under Development) real property owned by Borrower and its Subsidiaries:	$

		6. total acquisition cost of Real Property under Development as of the Statement Date (Line VIII.A.1, plus Line VIII.A.2, plus Line VIII.A.3, plus Line VIII.A.4, plus Line VIII, A.5):	$

	B.	Total Asset Value (Line III.B.6 above):	$

	C.	Maximum total acquisition cost of Real Property Under Development (15% of Line VIII.B.):	$

	D.	Excess (deficient) for covenant compliance (Line VIII.A.5 minus Line VIII.C.):	$ ”

3. Representations and Warranties. Borrower makes the following representations and warranties to Lender all of which are material and are made to induce Lender to enter into this Amendment.

3.1 All representations and warranties in the Loan Documents were true, accurate and complete in every material respect as of the date made and are true, accurate and complete as of the date hereof, and do not fail to disclose any material fact necessary to make the representations not misleading.

3.2 Borrower has full power, legal capacity and authority to execute and deliver this Amendment.

3.3 This Amendment has been duly authorized, executed and delivered by Borrower.

4. No Other Modifications. Except as provided herein, the Loan Agreement shall remain unchanged and in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

6. Severability. If any term, provision, covenant or condition of this Amendment or any application thereof should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions hereof and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

7. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure solely to the benefit of Lender and Borrower, and their respective heirs, legal representatives, successors and assigns.

8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, Borrower and Lender have caused this Amendment to be executed as of the day and year first above written.

BORROWER:

BRE PROPERTIES, INC., a Maryland corporation

By:	/s/ Edward F. Lange, Jr.
Name:	Edward F. Lange, Jr.
Title:	Executive Vice President/Chief Financial Officer

LENDER:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	/s/ Michael B. Jameson
Name:	Michael B. Jameson
Title:	Vice President